                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              TELCO SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)



                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                              TELCO SYSTEMS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 24, 1996

     The Annual Meeting of Stockholders of TELCO SYSTEMS, INC. (the "Company"), will be held at Bank of Boston, 100 Federal Street, 35th Floor, Boston, Massachusetts 02110, on Wednesday, January 24, 1996, at 10:00 a.m. local time, for the following purposes:

     1. To fix the number of directors constituting the full Board of Directors of the Company at five, and to elect a Board of five directors.

     2. To act upon a proposal to approve the amendment of the Company's 1990 Stock Option Plan to increase by 350,000 the number of shares covered by the Plan.

     3. To ratify the selection of Ernst & Young as the independent certified public accountants for the Company.

     4. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on November 24, 1995, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             Edward N. Gadsby, Jr.
                                             Assistant Secretary

Norwood, Massachusetts
December 11, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                                PROXY STATEMENT

                              TELCO SYSTEMS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 24, 1996

     The enclosed proxy is solicited on behalf of the Board of Directors of TELCO SYSTEMS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 24, 1996, and at any adjournment thereof.

     Only holders of record of the Company's common stock, $.01 par value ("Common Stock"), on November 24, 1995, will be entitled to notice of and to vote at the meeting. At the close of business on November 24, 1995, 10,265,236 shares of Common Stock were issued and outstanding. Under the by-laws of the Company, a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the meeting or any adjournment thereof.

     Holders of Common Stock are entitled to one vote for each share held on each matter submitted to a vote, except in the election of directors. The Company's certificate of incorporation contains a provision for cumulative voting for the election of directors. Cumulative voting rights entitle a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder's shares are entitled without cumulative voting, and all such votes may be cast for a single candidate or may be distributed among any or all of the candidates.

     Votes withheld from any nominee for election as director, abstentions and broker "non-votes" will be counted as present or represented at the meeting for purposes of determining the presence or absence of a quorum for the meeting. A broker "non-vote" occurs when a broker or other nominee who holds shares for a beneficial owner withholds his vote on a particular proposal with respect to which he does not have discretionary voting power or instructions from the beneficial owner. Abstentions with respect to a proposal are included in the number of shares present or represented and voting on such proposal. "Non-votes" are not so included. An automated system administered by the Company's transfer agent tabulates the votes.

     Any proxy given may be revoked by a stockholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the meeting will be voted in accordance with the specifications on the proxy. If no specification is made with regard to any proposal set forth in the proxy, the shares will be voted in favor of the proposal.

     The principal executive offices of the Company are located at 63 Nahatan Street, Norwood, Massachusetts 02062. The approximate date on which this proxy statement and the accompanying proxy are being sent to stockholders is December 11, 1995.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report for the fiscal year ended August 27, 1995 (the "1995 Fiscal Year"), accompanies this proxy statement but is not incorporated herein and is not deemed to be a part hereof.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated and recommends the election of each of the nominees set forth below as a director of the Company, to serve until his successor has been elected and qualified or until he resigns or is removed in the manner provided in the Company's by-laws. Unless otherwise instructed by the stockholder, the persons named in the enclosed proxy intend to vote the shares represented thereby for such nominees. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy holders will vote for the others and may vote for a substitute nominee chosen by the present Board of Directors. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to the cumulative voting rules to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. The five nominees receiving the greatest number of votes will be elected as directors of the Company.

     The Board has nominated each of the five current members of the Board as nominees for re-election. The beneficial ownership of the Company's Common Stock by the five nominees is set forth under "Voting Securities and Principal Stockholders."

                                                                        DIRECTOR
NOMINEES                                     AGE                         SINCE
--------------------------------------------------------------------------------
Mr. Dean C. Campbell......................   45                           1989
Dr. Steward S. Flaschen...................   69                           1986
Dr. Sheldon Horing........................   59                           1995
Mr. John A. Ruggiero......................   59                           1988
Dr. William B. Smith......................   51                           1994

     Mr. Campbell is currently the managing general partner of Campbell Venture Management, a venture capital fund. Previously he had been a partner of Norton Venture Partners, L.P., the predecessor of Campbell Venture Management, since 1982. Mr. Campbell is also a director of Sequoia Systems, Inc., and RF Monolithics, Inc.

     Dr. Flaschen, the Chairman of the Board, has been an independent business management consultant and President of Flaschen & Davies since January 1986. From 1964 to 1986, he held various executive positions with ITT Corporation, the most recent being Senior Vice President, member of the Management Policy Board and General Technical Director. Dr. Flaschen is also a director of Merrill Lynch Venture Capital Fund II, Advanced Technology Ventures, Inc., and Chairman of the Board of TranSwitch Corporation.

     Dr. Horing was elected to the Board of Directors of the Company in April 1995. Dr. Horing is retired from Cincinnati Bell, Inc., where he was Executive Vice President, and from Cincinnati Bell Information Systems where he was President and Chief Executive Officer. From 1957 to 1990, Dr. Horing held a number of senior management positions at AT&T Bell Labs, including Executive Director of the Data Communications and Business Operations Division and Executive Director of Transmission Systems Engineering.

     Mr. Ruggiero was appointed Chief Executive Officer of the Company in September 1994 and also served as President of the Company from September 1994 to March 1995. Mr. Ruggiero joined the Company in December 1986 as Senior Vice President, Chief Financial Officer, and in 1990 he was named Executive Vice President. In 1993, Mr. Ruggiero was elected to the additional position of Chief Operating Officer of the Company. For the previous 20 years, Mr. Ruggiero held various senior management positions at Sanders Associates, Inc., an electronics manufacturer; the last of these positions was Corporate Vice President and Treasurer.

     Dr. Smith was elected to the Board of Directors of the Company in February 1994 and was appointed President and Chief Operating Officer effective March 1995. From 1991 to February 1995, Dr. Smith served as Senior Vice President, Chief Information and Technology Officer, of U S WEST, a Regional Bell Operating Company, and he served as President of U S WEST Technologies, a research, development and operations unit of U S WEST. From 1986 to 1991, Dr. Smith served as Executive Director, Research and Development, at AT&T's Bell Laboratories.

     The Company's Audit Committee, established by the Board of Directors, met twice during the 1995 Fiscal Year. Responsibilities of the Audit Committee include (1) reviewing and consulting with the Company's independent certified public accountants concerning the Company's financial statements, accounting and financial policies and internal controls, (2) reviewing the scope of the independent certified public accountants' activities and the fees of the independent certified public accountants, and (3) maintaining good communications among the Committee, the Company's independent certified public accountants and the Company's management on accounting matters.

     Prior to October 11, 1995, the Company had a Compensation Committee and a Stock Option Committee. The function of the Compensation Committee, which met five times during the 1995 Fiscal Year, was to review and make recommendations to the Board of Directors regarding the compensation of and employee benefits for the Company's employees. The function of the Stock Option Committee was to administer the 1988 Non-Statutory Stock Option Plan and the 1990 Stock Option Plan of the Company. The Stock Option Committee met nine times during the 1995 Fiscal Year. On October 11, 1995, the Compensation Committee and Stock Option Committee were merged by the Board into a single committee called the Stock Option and Compensation Committee combining the functions of the two predecessor committees and consisting of all the Board members who are not employees of the Company (namely, Mr. Campbell, Dr. Flaschen and Dr. Horing). The Audit Committee also consists of all of the Board members who are not employees of the Company. The Board has not established a Nominating Committee.

     The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) during the 1995 Fiscal Year was ten. Each of the incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board during the year and (ii) the total number of meetings of all committees of the Board on which he served.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THIS PROXY STATEMENT.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $17,500 and an additional $1,250 for attendance at each Board or Committee meeting, unless both Board and Committee meetings are held on the same day, in which case payment is reduced to $625 per meeting. Directors are also entitled to reimbursement of expenses incurred in attending each Board or Committee meeting. The Company's 1990 Stock Option Plan also provides for non-discretionary grants of non-qualified stock options to non-employee directors of the Company upon their initial election by the Company's stockholders and annually thereafter. During the 1995 Fiscal Year, non-discretionary grants of options pursuant to the Plan were made as follows: Mr. Campbell, 10,000 shares; Dr. Flaschen, 10,000 shares. All such options were at an exercise price of $16.75 per share, the fair market value of the Common Stock on December 30, 1994, the date of grant. In addition, on December 16, 1994, and December 30, 1994, Dr. Smith received non-discretionary options to purchase 5,000 and 8,956 shares of common stock at exercise prices of $16.25 and $16.75, respectively. If each of the non-employee nominees is re-elected at the Annual Meeting, he will on January 25, 1996 be granted, on a non-discretionary basis, an option, at an exercise price equal to the fair market value of the Common Stock on that date, to purchase the following number of shares of Common Stock:
Mr. Campbell, 10,000 shares; Dr. Flaschen, 10,000 shares; and Dr. Horing, 7,205 shares. In addition, if re-elected at the Annual Meeting, Dr. Horing will immediately be granted, on a non-discretionary basis, an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value on the date of the Meeting.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each person who served as Chief Executive Officer of the Company at any time during the 1995 Fiscal Year, and (ii) each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during the 1995 Fiscal Year.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                           ANNUAL COMPENSATION                      COMPENSATION
                              ------------------------------------------------      ------------
                                                                                       AWARDS
                                                                OTHER ANNUAL    SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY ($)  BONUS ($)(1)  COMPENSATION ($)    OPTIONS/SARS (#)       COMPENSATION ($)(2)
----------------------------------------------------------------------------------------------------------------------------
John A. Ruggiero              1995   $253,086     $ 54,851          --                 50,000                 $  8,588
Chief Executive Officer       1994   $230,933     $163,766          --                 25,000                 $  5,997
                              1993   $213,255     $ 49,648          --                     --                 $  7,304

Howard C. Salwen (3)          1995   $ 18,460           --          --                     --                 $110,000
President &                   1994   $203,086     $109,668          --                100,000                 $  4,232
Chief Executive Officer

David J. McClure (4)          1995   $186,203     $ 24,616          --                     --                 $ 31,271
Vice President &              1994   $169,240     $ 99,878          --                 15,000                 $  4,318
General Manager               1993   $163,906     $ 65,800          --                     --                 $  3,351
Access Business Unit

Kenneth J. Hamer Hodges (5)   1995   $173,420     $ 26,386          --                     --                 $  4,643
Vice President &
Chief Technical Officer

Surya R. Panditi (6)          1995   $137,500     $ 18,985          --                 10,000                 $  3,750
Vice President &
General Manager
Access Products Group

William B. Smith (7)          1995   $106,154     $ 50,000      $55,498 (8)           113,956 (9)             $    533
President &
Chief Operating Officer

See accompanying notes on following page.

     (1) Cash bonuses for services rendered have been included as compensation for the fiscal year earned, even though such bonuses were actually calculated and paid in the following fiscal year. Such bonuses were payable pursuant to the Company's quarterly and annual Management Incentive Plan. This bonus plan is based on the achievement by the Company of certain minimum and maximum financial budget and other performance goals established by the Board of Directors and is described below under the heading "Compensation Committee Report on Executive Compensation."

     (2) "All Other Compensation" for the 1995 Fiscal Year includes amounts as follows: (i) Company contributions in the following amounts to match amounts deferred by the executives pursuant to the Telco Systems, Inc. 401(k) Savings
Plan: Mr. Ruggiero ($4,620); Mr. McClure ($4,673); Mr. Hamer Hodges ($4,643); Mr. Panditi ($3,750); and (ii) premium payments under life insurance policies for the benefit of the executives at the following incremental costs to the
Company: Mr. Ruggiero ($3,968); Mr. McClure ($996); Dr. Smith ($533).

     (3) Mr. Salwen resigned as President and Chief Executive Officer of the Company, effective September 19, 1994. Amounts shown under "All Other Compensation" for the 1995 Fiscal Year includes consulting payments in the aggregate amount of $110,000 made subsequent to his resignation pursuant to his Severance Agreement.

     (4) Mr. McClure resigned as Vice President and General Manager of the Access Business Unit effective August 8, 1995. "All Other Compensation" for the 1995 Fiscal Year includes the difference between the fair market value of Mr. McClure's company automobile and the amount for which he purchased it following his resignation.

     (5) Mr. Hamer Hodges became an executive officer when he was named Chief Technical Officer in September 1994.

     (6) Mr. Panditi became an executive officer when he was named Vice President and General Manager of the International Business Unit in June 1995.

     (7) Dr. Smith became an executive officer when he joined the Company in March 1995 and was named President and Chief Operating Officer at a base salary of $230,000 per year.

     (8) This amount includes $31,357 for moving expenses in connection with Dr. Smith's hiring and relocation to Norwood, Massachusetts.

     (9) Amount shown includes stock options for 13,956 shares awarded to Dr. Smith on a non-discretionary basis in connection with his service as a non-employee director prior to March 1995.

STOCK OPTIONS AND SAR GRANTS IN LAST FISCAL YEAR

     The table below sets forth certain information with respect to stock options granted during the 1995 Fiscal Year to the executive officers named in the Summary Compensation Table above.

                            INDIVIDUAL  GRANTS
                         -------------------------
                          NUMBER OF    % OF TOTAL
                         SECURITIES     OPTIONS/                          POTENTIAL REALIZABLE
                         UNDERLYING       SARS                              VALUE AT ASSUMED
                          OPTIONS/     GRANTED TO   EXERCISE              ANNUAL RATES OF STOCK
                            SARS      EMPLOYEES IN  OR BASE                PRICE  APPRECIATION
                          GRANTED        FISCAL      PRICE    EXPIRATION     FOR OPTION TERM
NAME                        (#)           YEAR       ($/SH)      DATE     5%($)(1)   10%($)(1)
-----------------------------------------------------------------------------------------------
John A. Ruggiero          50,000         13.32%     $12.875    10/03/04   $404,851   $1,025,972
Howard C. Salwen              --            --           --          --         --           --
David J. McClure              --            --           --          --         --           --
Kenneth J. Hamer Hodges       --            --           --          --         --           --
Surya R. Panditi          10,000          2.66%     $ 9.875    04/19/05   $ 62,103   $  157,382
William B. Smith           5,000 (2)      1.33%     $ 16.25    12/16/04   $ 51,098   $  129,492
                           8,956 (2)      2.39%     $ 16.75    12/30/04   $ 94,342   $  239,082
                         100,000         26.63%     $11.375    03/15/05   $715,368   $1,812,882

     (1) The amounts set forth represent the difference between (a) the appreciated value of the shares subject to the option immediately prior to its expiration, at the assumed rates of stock price appreciation set forth, compounded annually, less (b) the exercise price of the option. There can be no assurance that the value of the Company's securities will appreciate at the assumed rates, or at any other rate. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and other factors such as the general condition of the stock markets and the timing of the exercises of the options.

     (2) Represents options awarded to Dr. Smith on a non-discretionary basis in connection with his service as a non-employee director prior to March 1995.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table summarizes for each of the named executive officers the number of stock options, if any, exercised during the 1995 Fiscal Year, the aggregate dollar value realized upon such exercise, the total number of unexercised options held at August 27, 1995, and the aggregate dollar value of in-the-money unexercised options held at August 27, 1995. None of the named executive officers held or exercised any SARs during the 1995 Fiscal Year.

                                                            NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/SARS
                                                     OPTIONS/SARS AT FISCAL YEAR END (#)  AT FISCAL YEAR END ($) (2)
                                                     ---------------------------------------------------------------
                            SHARES
                         ACQUIRED ON      VALUE
NAME                     EXERCISE (#)  REALIZED (1)      EXERCISABLE  UNEXERCISABLE       EXERCISABLE  UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
John A. Ruggiero                --             --           80,001        59,999            $352,398      $75,102
Howard C. Salwen           170,001       $733,086               --            --                  --           --
David J. McClure            57,917       $252,502               --            --                  --           --
Kenneth J. Hamer Hodges         --             --           13,021         6,979            $ 66,082      $32,043
Surya R. Panditi                --             --            6,667        23,333            $  4,167      $28,333
William B. Smith                --             --            2,140       111,816                  --      $50,000

     (1) Amounts shown are calculated based upon the difference between the closing price of the Common Stock on the date of exercise as reported by the Nasdaq National Market and the exercise price of the options.

     (2) Amounts shown are calculated on the basis of the difference between the exercise price and the closing price of the Common Stock on August 27, 1995, as reported by the Nasdaq National Market. These values have not been and may never be realized by the named executives. Actual gains, if any, will depend on the value of the Common Stock at the time of disposition, if any, of the shares. The unexercised options indicated have, in some cases, been acquired over a number of years of employment by the Company.

SEVERANCE AGREEMENTS

     In connection with the resignation of Howard C. Salwen as President, Chief Executive Officer and a Director of the Company on September 19, 1994, the Company and Mr. Salwen entered into a Severance Agreement dated September 19, 1994 (the"Salwen Agreement"). The Salwen Agreement provides that Mr. Salwen will serve as a consultant to the Company for a period of up to 18 months, in exchange for consulting fees in the aggregate amount of $180,000, payable in 18 installments. In the event that prior to March 19, 1996, Mr. Salwen becomes employed on a full-time basis, his engagement by the Company as a consultant will terminate, and he will be entitled to receive a lump-sum payment for the remaining balance of his unpaid consulting fees. The Salwen Agreement also contains nondisclosure and noncompetition provisions binding upon Mr. Salwen. The Stock Option Committee of the Company, pursuant to the provisions of the 1990 Stock Option Plan, authorized the extension of the termination date of certain non-qualified stock options to purchase an aggregate of 50,000 shares of the Company's common stock at an exercise price of $13.00 per share, granted to Mr. Salwen in July 1994 under the Plan, so that such options would expire on January 31, 1995, unless exercised prior to such date. Such options and other non-qualified options to purchase an aggregate of 120,001 shares of Common Stock, at exercise prices ranging from $3.75 to $15.50 per share, were exercised by Mr. Salwen in accordance with their terms between September 19, 1994, and January 31, 1995.

     The following Compensation Committee Report and the Stock Performance Graph on Page 7 shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is determined by the Compensation Committee of the Board of Directors. The Compensation Committee consists of the Company's non-employee directors. The Committee meets or takes action as required during the year. A more complete description of the functions of the Compensation Committee is set forth on Page 2 under the heading
"Election of Directors."

COMPENSATION PHILOSOPHY. Under the direction of the Compensation Committee, the executive compensation program of the Company has been designed to:

     - Support a pay-for-performance policy that differentiates in compensation amounts based on Company and individual performance;

     - Motivate key senior officers to achieve Telco Systems' short-and long-term strategic business initiatives and reward them for their achievement;

     - Provide compensation opportunities that are comparable to those offered by other leading companies in the telecommunications industry, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

     - Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

     At present, the executive compensation program is comprised of base salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, and benefits typically offered to executives by comparable high-technology corporations.

     Consistent with the objectives of the compensation philosophy, the percentage of an executive's potential total compensation that is based on performance incentives increases with his level of responsibility. This results in an executive's total compensation varying from year to year based on the performance of the individual and the Company. In addition, executives' total compensation is made dependent on the value of the Common Stock through stock-based awards, thus aligning the compensation of executives with the long-term interests of the stockholders of the Company.

FACTORS

     Several important factors which were considered in establishing the components of each executive officer's compensation package for the 1995 Fiscal Year are summarized below. Additional factors may also be taken into account, and the Committee may in its discretion apply entirely different factors, particularly different measures of performance, in setting executive compensation for future fiscal years. All compensation decisions are designed to further the compensation philosophy indicated above.

     BASE SALARY. Base compensation is established based on competitive market rates, through comparisons with companies of similar size and complexity, at the time the executive is first hired. Base compensation is reviewed from time to time based on the executive officer's responsibilities and performance. When establishing or reviewing base compensation levels for each executive officer, the Committee considers numerous factors, including the qualifications of the executive and the amount of relevant individual experience the officer brings to the Company, strategic goals for which the executive officer has responsibility, and competitive market rates.

     INCENTIVE COMPENSATION. The Company's executive officers are eligible to participate in an annual incentive compensation plan with awards based primarily on achievement of financial targets or budgets and specific strategic business objectives. Targeted awards for executive officers of the Company under this plan are consistent with targeted awards of companies of similar size and complexity to the Company. Actual awards are subject to decrease or increase on the basis of the Company's performance and at the discretion of the Committee.

     LONG-TERM INCENTIVE COMPENSATION. The Company has adopted the 1990 Stock Option Plan (the "1990 Plan") and 1988 Non-Statutory Stock Option Plan (the "1988 Plan") to provide executive officers and other key employees with incentives to maximize long-term stockholder values. Awards under the 1990 Plan can take a variety of forms, including non-statutory stock options and incentive stock options. Awards under the 1988 Plan may only take the form of non-statutory options. These incentives are designed to give the recipients a significant equity stake in the Company and thereby closely align their interests with those of the Company's stockholders. In the 1995 Fiscal Year, the Compensation Committee granted options to Mr. Ruggiero, Mr. Panditi, and Dr. Smith. The number of options granted to the respective executive officers reflects the Compensation Committee's assessment of the particular officer's level of responsibility and its desire to match the award level with the executive's responsibility level.

     C.E.O. COMPENSATION. The annual base compensation of the Company's Chief Executive Officer is set based on competitive market rates, and the Committee's review of the CEO's performance, consistent with the aforementioned philosophy. In the 1995 Fiscal Year, a bonus was paid to Mr. Ruggiero based on the achievement of certain assigned business objectives set by the Committee.

     Upon his appointment to the position of CEO of the Company, Mr. Ruggiero's annual base salary was increased 8.9% to $245,000, and his target payment level under the Company's annual management incentive compensation plan was increased by 10% to 70% of base salary. In addition, the Stock Option Committee of the Company granted to Mr. Ruggiero a non-qualified option to purchase 50,000 shares of Common Stock. During the remainder of the 1995 Fiscal Year, no changes were made to Mr. Ruggiero's base salary.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162 (M)

     Federal tax legislation enacted in 1993 prevents a publicly-held company from taking a federal tax deduction for compensation paid to certain executive officers, to the extent that such compensation exceeds $1 million in any year. This limitation became effective August 29, 1994. At the 1994 Annual Meeting, stockholders approved amendments to the Company's 1990 Stock Option Plan that were intended to have the effect that any compensation deemed paid to an executive officer in connection with his exercise of an outstanding option under the 1990 Stock Option Plan would qualify as performance-based compensation which is not subject to the $1 million limitation. The Compensation Committee will continue to evaluate the impact of the foregoing federal tax legislation and take such actions as it deems appropriate.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, or a party to any other relationship of a character required to be disclosed under Item 402(j) of Regulation S-K promulgated by the Securities and Exchange Commission.

                                        Compensation Committee

                                        Dean C. Campbell
                                        Steward S. Flaschen
                                        Sheldon Horing

STOCK PERFORMANCE GRAPH

     The following stock performance graph compares the yearly percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total return of the equity securities included in the Standard & Poors 500 Stock Index and the Standard & Poors High Technology Index. The stock performance graph assumes a $100 investment in each issuer on August 26, 1990, and compares the market value of such investment (assuming reinvestment of dividends, if any) as of the last day of each of the Company's five succeeding fiscal years. The Company paid no dividends during the period shown.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG TELCO SYSTEMS, INC., THE S&P 500 INDEX AND A PEER GROUP MADE UP OF THE COMPANIES IN THE S&P HIGH TECH COMPOSITE INDEX

                             [GRAPH POINTS PENDING]

SENIOR EXECUTIVE TERMINATION BENEFITS AND EMPLOYMENT AGREEMENTS

     The Company entered into Senior Executive Termination Benefits Agreements dated October 4, 1989, and March 6, 1995, respectively (the "Change-in-Control Agreements"), with two executive officers, John A. Ruggiero and William B. Smith. The Change-in-Control Agreements provide that in the event of (i) the termination by the Company of the executive officer's employment within three years after a change in control (as defined) of the Company (except for reasons of death, disability or cause), or (ii) the termination by the officer within three years after a change in control of the Company for specified reasons, such officer will be entitled to termination benefits. The permissible reasons for the executive officer to terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package, failure of the Company to obtain an assumption of the Change-in-Control Agreement by the Company's successor, failure of the Company or its stockholders to re-elect the officer to his former position or any material breach by the Company of the Agreement.

     The termination benefits to which the executive officer is entitled include a lump sum payment of (i) one and one-half times the officer's annual base salary at the time of termination, plus (ii) the equivalent of the highest incentive compensation award paid or payable under the Company's Management Incentive Compensation Plan, or otherwise paid or payable to the executive by the Company as an incentive compensation award, for any consecutive 12-month period during the three years prior to the termination date. In addition, the officer would be entitled to purchase his Company automobile, to continue to participate at no cost to him for up to 18 months after termination in various benefit programs maintained by the Company prior to the termination, to acceleration of the vesting of all of his outstanding stock options, and to the payment of any additional tax liabilities arising under Sections 280G or 4999 of the IRC as a result of termination payments under the Agreement. None of the foregoing benefits would be affected or reduced if the officer were to obtain new employment after his termination by the Company.

     The Change-in-Control Agreements were approved by the Board as reasonable termination compensation for the executives in order to encourage management to remain with the Company and to continue to devote full attention to the Company's business in the event of a threatened change in control of the Company.

     At the time of his joining the Company, the Company entered into a letter agreement with Dr. Smith, dated February 2, 1995, which provides, among other things, for severance payments of up to 150% of his annual salary if he is not appointed to the office of Chief Executive Officer of the Company by March 31, 1996, and if he thereafter voluntarily terminates his employment on or before May 31, 1996.

     The Company has also entered into an Employment and Consulting Agreement with Mr. Ruggiero, dated March 15, 1995, which provides that if prior to August 25, 1996, his employment is terminated by the Company (other than for cause), or if his responsibilities as Chief Executive Officer are changed without his consent (other than by reason of his election to the office of Chairman of the Board), he will be entitled to certain severance benefits. In addition, following any termination of his employment (other than for cause), or his voluntary resignation from such employment, Mr. Ruggiero will serve as a consultant to the Company for a period of not less than two years. The severance benefits would amount to approximately 150% of Mr. Ruggiero's annual salary at the time of termination. The total consulting payments during the minimum two-year consulting term would amount to approximately 100% of such annual salary. In addition, Mr. Ruggiero will receive for each year during the term of the consulting arrangement an amount equal to 25% of the annual bonus that would otherwise have been payable to him under the Company's Management Incentive Plan for the fiscal year in which his employment terminated. He is also entitled under the agreement to continuation of certain benefits pursuant to the Company's health, life insurance and employee stock option plans.

CERTAIN TRANSACTIONS

     Steward S. Flaschen, Chairman of the Company's Board of Directors, is also Chairman of the Board of TranSwitch Corporation ("TranSwitch"), one of several suppliers of components and design and fabrication services to the Company. Payments by the Company to TranSwitch for such items in the 1995 Fiscal Year totaled $313,380.

                APPROVAL OF AMENDMENTS TO 1990 STOCK OPTION PLAN

AMENDMENT OF 1990 PLAN

     The 1990 Plan was originally approved by the stockholders of the Company in December 1990. The Board of Directors has amended the 1990 Plan as set forth below and proposes that certain of such amendments be approved by the stockholders. On November 16, 1995, the Plan was amended to increase the number of shares of Common Stock covered by the 1990 Plan from 1,500,000 to 1,850,000. Stockholder approval of this amendment is necessary pursuant to the 1990 Plan and under rules of the National Association of Securities Dealers applicable to issuers of NASDAQ National Market securities in connection with option plans.

     On October 11, 1995, the Board of Director also amended the 1990 Plan to modify the timing of annual, non- discretionary grants of non-qualified options to non-employee directors. This amendment does not extend or enlarge the type or amount of benefits available to participants in the Plan and does not require shareholder approval. Accordingly, this amendment is not being submitted for consideration at the Annual Meeting.

DESCRIPTION OF THE 1990 PLAN AS AMENDED

The following description of certain features of the 1990 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1990 Plan which will be made available to any stockholder requesting it in writing.

     The 1990 Plan provides for the grant of incentive and non-qualified stock ptions to officers, employees and directors of, and other persons providing services to, the Company and its subsidiaries. The Plan, as amended, is administered by a committee (the "Committee") consisting of at least two "Outside Directors." An "Outside Director" means any director who (i) is not an officer or employee of the Company or of any "affiliated group," as such term is defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended, which includes the Company (an "Affiliate"), (ii) is not a former employee of the Company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the Company's or any Affiliate's taxable year, (iii) has not been an officer of the Company or any Affiliate and (iv) does not receive remuneration from the Company or any Affiliate, either directly or indirectly, in any capacity other than as a director. It is the intention of the Company that the Plan shall be administered by "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

     Subject to adjustment for stock splits, stock dividends and similar events, the total number of shares of Common Stock with respect to which awards may be granted under the 1990 Plan, as amended, is 1,850,000. The closing price of the Company's Common Stock on November 24, 1995, as reported by the Nasdaq National Market, was $9.875 per share. From August 29, 1994, to November 24, 1995, non-qualified options to purchase an aggregate of 477,956 shares of Common Stock, at a weighted average exercise price of $12.235 per share, have been granted under the 1990 Plan, of which options to purchase an aggregate of 265,956 shares, at a weighted average exercise price of $12.15 per share, were granted to officers and directors. At November 24, 1995, only 90,879 shares remain available for grant under the 1990 Plan, therefore, the stockholders are being asked to approve an additional 350,000 shares.

     The 1990 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and
(ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option is determined by the Committee but may not be less than 100% of the fair market value of the shares on the date of grant.

     The term of each option is fixed by the Committee and may not exceed 10 years from date of grant in the case of an Incentive Option. The Committee determines at what time or times each option may be exercised and, subject to the provisions of the 1990 Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. Under the Plan, as amended, awards of options to purchase an aggregate maximum of not more than 100,000 shares of Common Stock may be granted to any person in any fiscal year. The exercise price of options granted under the 1990 Plan may be paid in cash or, with the consent of the Committee, in shares of Common Stock. To qualify as Incentive Options, options must meet additional requirements, including a $100,000 per year limitation on the value of shares subject to Incentive Options which first become exercisable in any one year, and a maximum 5-year term and exercise price of at least 110% of fair market value in the case of greater-than-10% stockholders.

     The 1990 Plan also provides for non-discretionary grants of Non-Qualified Options to non-employee directors of the Company ("Non-Employee Directors"). On the first business day following the Company's Annual Meeting of Stockholders or, if the Annual Meeting has not been held by the last business day of March in any year, then on the last business day of March in such year (the "Grant Date"), (i) any Non-Employee Director who was elected a director by the stockholders of the Company for the first time at the most recent annual meeting of stockholders is, without any action of the Committee, granted a Non-Qualified Option to purchase 5,000 shares of the Common Stock, and (ii) each Non-Employee Director (including, if applicable, any Non-Employee Director referred to in clause (i) above) is, without any action of the Committee, granted a Non-Qualified Option to purchase a number of shares of the Common Stock equal to the largest whole number resulting from the product of 10,000 multiplied by a fraction, the numerator of which shall be the number of days such Non-Employee Director served as a director of the Company during the period ending on the Grant Date and beginning on the calendar day following the Grant Date in the immediately preceding calendar year, and the denominator of which is the number of days in such period. Each such option is for a term of ten years and vests over a period of four years from the date of grant.

     The Board of Directors may at any time amend or discontinue the 1990 Plan and the Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same or a reduced exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. Among other things, the Committee has the authority to accelerate the exercisability or vesting of an option or extend the period for exercise of an option.

     If the 1990 Plan, as amended, is approved by the stockholders of the Company, the Company intends to file a registration statement of Form S-8 covering the additional shares of Common Stock issuable pursuant to the 1990 Plan, and upon the effectiveness of such registration statement all such shares will be, when issued, eligible for resale in the public market.

FEDERAL TAX ASPECTS OF THE 1990 PLAN

     The following is a summary of the principal Federal income tax consequences of transactions under the 1990 Plan. It does not describe all Federal tax consequences under the 1990 Plan, nor does it describe state or local tax consequences.

     Incentive Options. No taxable income is realized by an optionee upon the grant or exercise of an Incentive Option. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the Company for Federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

     If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the Incentive Option paid by tendering shares of Common Stock.

     If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).

     Non-Qualified Options. With respect to Non-Qualified Options under the 1990 Plan, no income is realized by the optionee at the time of the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (b) at disposition of the shares acquired upon exercise, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

NEW PLAN BENEFITS

     The Company is unable to determine the dollar value and number of options or other benefits or amounts, if any, which will be received by or allocated to
(i) any of the named executive officers, (ii) the current executive officers (as a group), (iii) the current directors who are not executive officers (as a group), as a result of the amendments to the 1990 Plan. The amendments to the 1990 Plan, if they had been effective during the 1995 Fiscal Year, would not have affected the dollar value or number of options or other benefits or amounts received by or allocated to such persons during such fiscal year.

     If a quorum is present at the Annual Meeting, the vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be necessary to approve the 1990 Plan, as amended.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 1990 PLAN, AS AMENDED.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The Company's only issued and outstanding class of voting securities is the Common Stock. At the close of business on November 24, 1995, there were 10,265,236 shares of Common Stock issued and outstanding.

     The following table sets forth certain information as of November 24, 1995, regarding securities ownership by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and each nominee for director individually, (iii) by each executive officer named in the Summary Compensation Table on Page 3 and (iv) all executive officers and directors as a group.

                                                  SHARES BENEFICIALLY OWNED (1)
                                               ---------------------------------
NAME OF STOCKHOLDER                               NUMBER        PERCENT OF CLASS
--------------------------------------------------------------------------------
Kopp Investment Advisors                       3,950,796 (2)           39.2%
   6600 France Avenue South
   Suite 672, Edina, MN 55435

FMR Corp.                                        672,700 (3)            7.0%
   82 Devonshire Street
   Boston, MA   02109

Dimensional Fund Advisors, Inc.                  483,700 (4)            5.0%
   1299 Ocean Avenue
   Santa Monica, CA  90401

John A. Ruggiero*                                 94,146 (5)             .9%
Steward S. Flaschen*                              74,000 (6)             .7%
Dean C. Campbell*                                 44,500 (7)             .4%
William B. Smith*                                 29,426 (8)             .3%
Kenneth J. Hamer Hodges                           15,516 (9)             .2%
Surya R. Panditi                                  11,875 (10)            .1%
David J. McClure                                     100 (11)            --
Howard C. Salwen                                   1,000 (12)            --
Sheldon Horing*                                       -- (13)            --
All executive officers and directors
as a group (14 persons)                          279,633 (14)           2.7%

  *Nominee for director. Each director is currently a director.

     (1) The persons named in the table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. All share amounts shown in this table include shares acquirable upon exercise of stock options exercisable within 60 days of the date of this table. The percent of class has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Information about greater-than-5% stockholders of the Company is based on filings on Schedule 13G or 13D provided to the Company by the reporting entities.

     (2) Kopp Investment Advisors, Inc., ("Kopp"), a registered investment advisor, has filed an amended report on Schedule 13G as of June 30, 1995, in which it states that it has sole voting power with respect to 125,000 shares and shared dispositive power with respect to 3,825,796 shares for an aggregate beneficial ownership of 3,950,796 shares of the Company's Common Stock. The beneficial ownership includes shares with respect to which Kopp Investment Advisors, Inc. ("KIA"), Kopp Investment Advisors, Inc., Profit Sharing Plan ("the KIA Plan"), the LeRoy C. Kopp Individual Retirement Account, the Caring and Sharing Foundation, and LeRoy C. Kopp individually have sole voting power or shared dispositive power. Of such shares, 3,842,296 are held in a fiduciary or representative capacity for the benefit of persons other than those named above. LeRoy C. Kopp is sole trustee of the KIA Plan and controls KIA, the Caring and Sharing Foundation, and his individual retirement account.

     (3) FMR Corp., has filed a report on Schedule 13G as of December 31, 1994, in which it states that it has sole dispositive power and beneficial ownership with respect to 672,700 shares of the Company's Common Stock.

     (4) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 483,700 shares of the Company's Common Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc., serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     (5) Includes 3,000 shares held indirectly by Mr. Ruggiero in his wife's name and 91,146 shares acquirable upon exercise of stock options.

     (6) Includes 5,458 shares held indirectly by Dr. Flaschen and 68,542 shares acquirable upon exercise of stock options.

     (7) Represents 44,500 shares acquirable upon exercise of stock options by Mr. Campbell.

     (8) Includes 5,000 shares held directly by Dr. Smith and 24,426 acquirable upon exercise of stock options.

     (9) Includes 412 shares held directly by Mr. Hamer Hodges and 15,104 acquirable upon exercise of stock options.

    (10) Includes 1,250 shares held directly by Mr. Panditi and 10,625 acquirable upon exercise of stock options.

    (11) Represents 100 shares held directly by Mr. McClure.

    (12) Represents 1,000 shares held directly by Mr. Salwen.

    (13) If re-elected at the Annual Meeting, Dr. Horing will be granted options to purchase 12,205 shares as provided for under the 1990 Stock Option Plan (see Page 3, Directors' Compensation for details).

    (14) Includes 279,633 shares acquirable upon exercise of stock options by all executive officers and directors as a group (14 persons).

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of such forms furnished to the Company or written representations that no Form 5 was required, the Company believes that during the 1995 Fiscal Year all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were complied with, except that the initial report on Form 3 of C. G. Waters, upon his becoming an officer of the Company, was filed late.

                     RATIFICATION OF SELECTION OF AUDITORS

     Ernst & Young is the Company's independent certified public accounting firm. The firm has served as independent certified public accountants for the Company since 1982. Representatives of Ernst & Young are expected to be present at the stockholders' meeting, at which they may make a statement if they desire to do so and will be available to respond to appropriate questions.

     This matter is not required to be submitted for stockholder approval, but the Board of Directors has elected to seek ratification of its selection of independent certified public accountants by the affirmative vote of the holders of a majority of the shares present and voting at the meeting. Management has not determined what action it will take in the event the stockholders do not ratify the selection of Ernst & Young.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                           PROPOSALS BY STOCKHOLDERS

     Proposals by stockholders of the Company intended to be presented at the next annual meeting must be received by the Company on or before July 13, 1996, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, special solicitation of proxies may, in certain instances, be made personally or by telephone or telegram by officers, directors, and regular employees of the Company, or by BancBoston State Street Investor Services, the Company's transfer agent. It is expected that the expense of such special solicitation will be nominal. Arrangements will also be made for the forwarding of soliciting material by nominees, custodians and fiduciaries to their principals. All expenses incurred in connection with this solicitation will be borne by the Company.

                                 OTHER MATTERS

     Management knows of no other matters that will be brought before the meeting. If, however, any other matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.


Norwood, Massachusetts
December 11, 1995

                                     PROXY

                              TELCO SYSTEMS, INC.
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints JOHN A. RUGGIERO and WILLIAM B. SMITH, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock of TELCO SYSTEMS, INC., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of TELCO SYSTEMS, INC., to be held at Bank of Boston, 100 Federal Street, 35th Floor, Boston, Massachusetts, on Wednesday, January 24, 1996, at 10:00 a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Meeting and in their discretion upon all other matters which may properly come before said Meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                         SIDE

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

1. Election of Directors.
   NOMINEES: Dean C. Campbell, Steward S. Flaschen, Sheldon Horing, John A. Ruggiero, and William B. Smith.

                            FOR / /    WITHHELD / /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING / /

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW / /

/ /
   --------------------------------------
   For all nominees except as noted above

2. To approve the amendment of the Company's 1990 Stock Option Plan to increase by 350,000 the number of shares covered by the Plan.

                    FOR / /     AGAINST / /     ABSTAIN / /

3. To ratify the selection of Ernst & Young LLP as certified public accountants for the Company.

                    FOR / /     AGAINST / /     ABSTAIN / /

4. With discretionary authority on such other matters as may properly come before the meeting.

   The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, your title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature:                         Date
          -------------------------    -----------

Signature:                         Date
          -------------------------    -----------